EXHIBIT 99.1

DGT Holdings Corp. (F/K/A Del Global Technologies Corp.) Completes Reverse/Forward Stock Split and Name Change

BAY SHORE, N.Y., Jan. 9, 2011 (GLOBE NEWSWIRE) -- DGT Holdings Corp. (OTCBB:DGTC) (the "Company") announced today that it has completed the previously announced reverse stock split at a ratio of one-for-fifty and a forward stock split at a ratio of four-for-one. All shareholders owning fewer than fifty shares and all fractional shares remaining following the forward stock split have been cancelled and shareholders will receive a cash payment based on the ten day average closing price of the common stock prior to the splits. The Company has also completed its name change to DGT Holdings Corp.

For more information regarding the reverse/forward stock split and name change, please refer to the Proxy Statement relating to the Company's shareholder meeting held on October 13, 2010 that was previously mailed to shareholders.

The Company's Common Stock will trade on the Over the Counter "OTC" Bulletin Board under the symbol "DGTCD" for the next twenty business days and then revert to "DGTC."

ABOUT DGT HOLDINGS CORP.

DGT Holdings Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical and dental applications in its Medical Systems Group. Through its Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiary, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its Power Conversion Group's RFI subsidiary, DGT Holdings Corp. manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.

The DGT Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8578

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. DGT Holdings Corp. cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of DGT Holdings Corp. to introduce products as scheduled; obtaining necessary product certification; implementation of its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

CONTACT: DGT HOLDINGS CORP.
         John J. Quicke
         Chief Executive Officer

         Mark A. Zorko
         Chief Financial Officer
         (631) 231-6400 ext. 323